Exhibit 2.2

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
November 21, 2017
Medtronic plc
710 Medtronic Parkway
Minneapolis, MN 55432

Ladies and Gentlemen:
Reference is made to the Stock and Asset Purchase Agreement, dated as of April 18, 2017 and amended as of July 28, 2017 (as it may be amended, supplemented or modified from time to time, the “Purchase Agreement”), by and between Medtronic plc (“Seller”) and Cardinal Health, Inc. (“Buyer”). Capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings given to such terms in the Purchase Agreement.
In consideration of the mutual agreements, provisions and covenants contained in this Letter Agreement and the Purchase Agreement, the parties hereto agree as follows:
1.Price Adjustment Statement Delivery Extension. Pursuant to Section 11.04 of the Purchase Agreement, Seller and Buyer hereby agree that, without limiting any rights or remedies that may be available to Buyer or Seller under or by reason of the Purchase Agreement, the ninety (90) day period after the Closing Date during which Seller must prepare and deliver to Buyer the Price Adjustment Statement pursuant to Section 2.04(b) of the Purchase Agreement is extended to November 19, 2017. Buyer acknowledges that Seller delivered the Price Adjustment Statement on November 19, 2017.

2.Proposed Allocation Negotiation Extension. Pursuant to Section 11.04 of the Purchase Agreement, Seller and Buyer hereby agree that the thirty (30) calendar day period during which Seller and Buyer must negotiate in good faith to resolve Seller’s objections to the Proposed Allocation pursuant to Sections 2.05(c) of the Purchase Agreement is extended to, and will expire at midnight central time on, December 19, 2017.

3.Modifications and Amendments. This Letter Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

4.Miscellaneous. The provisions of Sections 11.04 (Waivers), 11.06 (Assignability, Beneficiaries; Enforcement), 11.07 (Notices), 11.08 (Headings), 11.09 (Counterparts), 11.12 (Governing Law; Consent to Jurisdiction; Waivers) and 11.14 (Severability) of the Purchase Agreement apply to this Letter Agreement, mutatis mutandis.

[Signature Page Follows]

Very truly yours,
CARDINAL HEALTH, INC.

By: /s/ Jorge M. Gomez
Name: Jorge M. Gomez
Title: Chief Financial Officer - Medical Segment

Accepted and agreed:

MEDTRONIC PLC

By: /s/ Philip Albert
Name: Philip Albert
Title: VP, Corporate Taxes

[Signature Page to Proposed Allocation Negotiation Extension Side Letter]